The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
August 3, 2006	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP ANNOUNCES PRELIMINARY FIRST QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Friday, August 4, 2006 at 9am EDT

VIENNA, Virginia, August 3, 2006 – The Allied Defense Group, Inc. (Amex: ADG) announces preliminary first quarter financial results for the period ending March 31, 2006. The Company continues to work with its current and former auditors to complete the filing of its Annual Report on Form 10-K for the period ending December 31, 2005 and its Quarterly Report on Form 10-Q for the period ending March 31, 2006. As a result of those delays, the Company will also delay the filing of its Quarterly Report on Form 10-Q for the period ending June 30, 2006. All amounts reported are preliminary and subject to final adjustments related to the potential restatement and completion of the 10-K for the year ended December 31, 2005.

First Quarter Results - For the three months ended March 31, 2006, Allied reported a net loss of $2.27 million, or ($0.38) per fully diluted share, on revenues of $37.0 million, compared to a net loss of $7.53 million, or ($1.34) per fully diluted share, on revenues of $20.7 million, for the same period in 2005. The results for the prior period were negatively impacted by a $5.58 million, or ($0.99) per fully diluted share, charge for the cumulative effect of a change in the application of accounting principle related to the revenue recognition at the Company’s Belgian subsidiary MECAR SA. The net loss in 2005, excluding the impact of the change in an accounting principle, was $1.95 million, or ($0.35) per fully diluted share. Diluted loss per share for the three months ended March 31, 2006 represents an increase in the loss of ($0.03) per share as compared to the prior year, excluding the impact of the cumulative effect of the change in accounting principle in the prior period. Much of the increase in the loss from the prior period resulted from a reduced tax benefit recorded in the current period and a $1.1 million increase in interest expense. Losses before interest and taxes declined from ($2.9) million in Q1 of 2005 to ($1.2) million in Q1 of 2006.

The results provided for the three months ended March 31, 2005 have been restated for the impact of the change from hedge to derivative accounting and for the change in the revenue recognition related to the Company’s Belgian subsidiary. As disclosed in the fall of 2005, the Company determined that it did not qualify for the use of hedge accounting in 2005 due to insufficient documentation of its foreign currency hedge transactions. Accordingly, the financial data contained herein has been prepared using derivative accounting for such transactions. The impact on the change to derivative accounting was a increase to the loss for the period, net of taxes, of approximately $0.2 million. The impact of the change in revenue recognition, excluding the cumulative effect of the change, was a reduction in the net loss of $0.2 million.
The following table summarizes the underlying after-tax performance by segment on a per share basis:

The Allied Defense Group, Inc.
(All amounts in U.S. Dollars)

Per Share Operating Results by Segment:	Three Months ended March 31,
		As Restated
	2006	2005
Ammunition & Weapons Effects	(0.03)	(0.18)
Electronic Security	(0.04)	0.03

Subtotal by Segments	$(0.07)	$(0.10)
ADG Corporate	(0.31)	(0.20)
Net Loss Before Cumulative Effect of Change in Accounting Principle	$(0.38)	$(.35)
Cumulative Effect of Change in Accounting Principle, net of tax	—	(0.99)

Net Loss per Share	$(0.38)	$(1.34)

Discussion of Results for three months Ended March 31, 2006 - The following discussion refers solely to the financial results of the Company, excluding any impact of a potential restatement for prior years.

Revenue - Revenue for the three months ended March 31, 2006 was $37.0 million, compared to $20.7 million in the prior year. Both the Company’s Ammunition & Weapons Effects (MECAR S.A., Titan Dynamics, and MECAR USA) and Electronic Security (The VSK Group, NS Microwave, Global Microwave Systems, and SeaSpace Corporation) segments had increased revenues over the prior year period. The Ammunition & Weapons Effects (AWE) segment had an increase in revenue of approximately 173% while the Electronic Security (ES) segment had an increase of approximately 8%.

The Allied Defense Group, Inc.
(All amounts in millions of U.S. Dollars)

Revenue by Segment:	Three Months Ended March 31,
			As Restated
	2006		2005
	Amount	%	Amount	%

Ammunition & Weapons Effects	$24.3	65.7%	$8.9	42.9%
Electronic Security	12.7	34.3%	11.8	57.1%

Total	$37.0	100.0%	$20.7	100.0%

The AWE segment revenue increased primarily from higher Euro-based revenues. Part of this revenue increase was driven by fulfillment of contracts delayed in December 2005. The remainder of the increase was due to continuing work on three large contracts. US dollar revenues were up year to year based on an initial ramp up in activity at the Marshall, Texas facility. Within the AWE segment, the Euro-based operations represented approximately 98%, or $24.0 million, of the revenue and the US dollar-based operations represented 2%, or $0.3 million, of the revenue.

The ES segment revenue increased primarily as a result of the November 2005 acquisition of Global Microwave Systems, Inc (GMS). Euro-based revenue for the quarter was lower as a result of slow first quarter export sales through the European distribution network. Within the ES segment, the Euro-based operations represented approximately 53%, or $6.7 million, of the revenue and the US dollar-based operations represented 47%, or $6.0 million, of the revenue.

Gross margin - Gross margin for the three months ended March 31, 2006 was $9.9 million, or 27% of revenue, as compared to $5.9 million, or 29% of revenue, in the prior year. In the first quarter of 2006, both the Company’s AWE and ES segments increased gross margin in total dollars and as a percentage of revenues. The AWE segment gross margins for the first quarter of 2006 increased $3.2 million over the prior year period, from 9% to 16% of sales. The ES segment gross margin for the first quarter of 2006 increased $0.7 million over the prior year period, from 44% to 47% of sales.

Selling and administrative expenses - Selling and administrative expenses for the period ending March 31, 2006 increased $1.7 million over the prior year period. Of the $1.7 million increase, approximately $0.9 million was at the ADG corporate level, $0.6 million was within the AWE segment, and $0.2 million was within the ES segment. The increase at the corporate level resulted from the adoption of FAS 123R, a non-cash charge related to revised stock option treatment ($0.3 million), increased expenses associated with the creation of a corporate business development team, increased travel for audit and compliance activity, and startup costs associated with the implementation of the consolidated US benefits program. The increased expense within the AWE segment resulted from the ramp-up of factory operations in Marshall, Texas. Overall staffing at Marshall increased from 13 to 46 persons. The ES segment selling and administrative expense increase resulted from the GMS acquisition, but was offset by cost savings initiatives within the ES segment.

Research and development (R&D) expense - R&D investment increased 12% ($0.2 million) quarter to quarter – representing 5% of sales. Expenditures for the first quarter 2006 were approximately $1.4 million in the ES segment and $0.3 million in the AWE segment. Both segments continue to invest in cost reduction and new product initiatives that will complement the existing product lines.

Depreciation and amortization (D&A) expense – D&A expense increased $0.3 million quarter to quarter due primarily to the amortization of intangible assets related to the acquisition of GMS.

Interest Expense – Net interest expense for the 2006 period was $1.5 million as compared to $0.3 in the prior period. The increase resulted from the $12.0 million draw on the Company’s Patriot/Wilton Senior Notes and a note signed with the previous owner of GMS for $6.7 million, both of which were used to finance the November 2005 acquisition of GMS. Approximately $0.6 million of the $1.5 million in interest expense in the first quarter of 2006 were non-cash charges. Approximately $0.1 million of the prior year period expense was non-cash.

The interest expense reported for the current period is subject to the final accounting treatment with regards to the March 9, 2006 issue of $30.0 million Senior Secured Convertible Notes and warrants to purchase 226,800 shares of common stock. The Company has determined that the notes would qualify for the fair value election under Statement of Financial Accounting Standard No 155, Accounting for Certain Hybrid Financial Instruments, and is considering whether to adopt this standard. Under the fair value election, the notes would be carried at fair value, with any changes in fair value reported as a gain or loss in the statement of operations. The Company has engaged valuation experts to determine the fair value of the notes and the warrants on the date of issuance and as of March 31, 2006. Once the valuations have been completed, the Company will record an entry to record the March 2006 transaction. To date, the Company has booked the transaction based on preliminary estimates.

Earnings Per Share – Diluted loss per share for the three months ended March 31, 2006 represents an increase in the loss of ($0.03) per share as compared to the prior year, excluding the impact of the cumulative effect of the change in accounting principle in the prior period. Much of the increase in the loss from the prior period resulted from the reduced tax benefit recorded in the current period. In 2005, the Company recorded a tax benefit equal to 42% of the pre-tax loss as compared to a benefit of 18% recognized in the current period. The change in the effective tax rate was based on the Company’s current deferred tax assets and the estimating utilization of those assets. The net loss before taxes and interest improved period to period by $1.6 million as a result of the boost in revenue and improved margins within both business segments.

The Allied Defense Group, Inc.
(All amounts in thousands of U.S. Dollars except share data)

Income Statement	Three Months Ended March 31,
		As Restated
	2006*	2005
Revenue	$36,998	$20,744

Gross Margin	9,902	5,961

	26.7%	28.7%

SG&A	8,651	6,945

R&D	1,710	1,527

Depreciation & amortization	833	528

Operating Income	$(1,292)	$(3,039)

Other Income/(Expense)	72	189

Earnings (Loss) Before Interest and Taxes	$(1,220)	$(2,850)

Interest Expense, net	$(1,532)	$(348)

Tax Expense (Benefit)	(483)	(1,248)

Loss before Cumulative Effect of Change in Accounting Principle	(2,270)	(1,950)

Cumulative Effect of Change in Accounting Principle		(5,577)

Net Loss	$(2,270)	$(7,527)

Weighted Shares – basic & diluted	6,002,615	5,609,351

Earnings (Loss) per Share – basic & diluted:

Loss before Cumulative Effect of Change in Accounting Principle	$(0.38)	$(0.35)

Cumulative Effect of Change in Accounting Principle	—	(0.99)

Net Loss per Share	$(0.38)	$(1.34)

EBITDA – On Earnings (Loss) before Interest, Taxes, Depreciation & Amortization basis, the Company reports the following operational improvements:

Earnings (Loss) Before
Interest, Taxes, Depreciation
& Amortization (EBITDA)	Three Months Ended March 31,
		As Restated
	2006*	2005
Net Loss before the cumulative effect of Change in Accounting Principle:	$(2,270)	$(1,950)

Add back:

Interest expense, net	1,532	348

Taxes	(483)	(1,248)

Depreciation & amortization	833	528

Earnings (Loss) Before Interest, Taxes, Depreciation & Amortization (EBITDA)	$(388)	$(2,322)

Balance Sheet — Certain balance sheet data is listed below:

		As Restated
Balance Sheet Data	As of Mar 31, 2006*	As of Dec 31, 2005
Cash	18,375	7,803
Restricted Cash	5,495	7,429
Accounts Receivable	16,547	18,820
Costs and Accrued Earnings on Uncompleted Contracts	42,910	29,865
Inventory, net	31,793	34,228
Deferred Tax Asset	8,807	10,569
Fair Value of foreign exchange contracts	450	5
Prepaid and other current assets	7,736	8,339
Total Current Assets	$132,113	$117,058
Property, Plant & Equipment, net	31,171	30,522
Goodwill	16,808	16,730
Deferred Tax Asset, non-current	10,099	6,499
Other Assets	12,644	14,248
Total Assets	$202,835	$185,057
Notes Payable and Current Maturities of Long-term Debt	10,798	18,008
Accounts Payable	36,102	46,090
Accrued Liabilities	7,932	8,913
Other Current Liabilities	21,358	11,929
Total Current Liabilities	$76,190	84,940
Long-Term Debt	31,992	7,820
Other Long-Term Liabilities	485	450
Total Liabilities	$108,667	$93,210
Stockholders’ Equity	$94,168	$91,847

* The final accounting treatment of the $30.0 million senior notes and warrants issued in March 2006 has not been included in the results reported above. The Company has engaged valuation experts to determine the fair value of the notes and the warrants on the date of issuance and as of March 31, 2006. Once the valuations have been completed, the Company will record an entry to record the March 2006 transaction. To date, the Company has booked the transaction based on preliminary estimates.

Major General (Ret) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group, said, “I am pleased to report these signs of progress for our operating segments, particularly the revenue and margin improvement. We have made systemic enhancements at Allied Defense that will continue to yield returns for the Company and its shareholders. Many of those initiatives were highlighted in our press release on July 21.

“Additionally, there are a number of segment advancements of note:

•	Our Euro-based AWE segment recently received orders from two new customers in North Africa and from Ireland and is aggressively pursuing other new clients. Additionally, indicators with respect to traditional customers are promising, specifically with our largest client, with whom we have a longstanding relationship. The 25-year history of business with that client is somewhat cyclic, with occasional peaks and valleys. The high price of oil, as well as the reorganization and growth of that client country’s armed forces are positive indicators for future orders.

•	In the ES segment, we have enhanced the US-based sales force and, with the support of the new corporate business development team, we are generating a number of high-quality contract proposals well beyond our prior capability, including several Department of Homeland Security initiatives. Our European-based sales and distribution network continues to expand aggressively in Eastern Europe. We expect dividends from these efforts in terms of increased sales from traditional customers, and also from an expanding customer base.

•	Recent technical breakthroughs in our video surveillance transmission product line have generated a number of strategic opportunities, including interest for potentially high-volume applications outside of North America.

•	Additionally, we are excited by the increasing interest in the collective capabilities of our ES operations, which provides a complete suite of electronic security and surveillance solutions.

Major General Marcello continued, “We are frustrated at the delays in publishing our 2005 10-K and the first and second quarter 2006 10-Qs, which are the result of the Company’s continued evaluation of issues relating to how we accounted for derivatives and foreign exchange transactions in 2002, 2003, and 2004. We are doing everything we can to resolve those issues as quickly as we can. In the meantime we will use press releases and investor conference calls to keep current and prospective investors informed about our progress. We remain focused on running the business – effectively managing revenue growth and cost reductions to improve the near and long term health of the business.

“Allied Defense has demonstrated tangible progress. We want to build on our first quarter results and focus on restoring sustainable bottom line performance. We feel the opportunities in front of us are more significant than what we have seen in the past,” concluded Major General Marcello.

The Company will host a teleconference call for the financial community on August 4, 2006, at 9:00 a.m. Eastern Daylight Time to discuss its preliminary first quarter 2006 financial results. To access the call, please dial (888) 459-5609 within the United States and (973) 321-1024 outside the United States. The call will also be available as a webcast on the Company’s website at www.allieddefensegroup.com.

A replay of the call will be available from Friday, August 4, 2006 at 11:00 a.m., EDT, through 12:00 a.m., Friday, August 11, 2006. To access the replay, please call (877) 519-4471 in the United States or (973) 341-3080 outside the United States. To access the replay, users will need to enter the following code: 7684450.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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